UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 1, 2012

KALEIDOSCOPE VENTURE CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

0000-27277

(Commission File Number)

98-0207554

(IRS Employer Identification No.)

13110 NE 177th PL, # 169

Woodinville, WA 98072

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[___] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[___] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[___] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[___] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.02 Termination of a Material Definitive Agreement.

On March 1, 2012, Kaleidoscope Venture Capital, Inc., a Nevada corporation (“Kaleidoscope”), confirmed the termination of its asset purchase agreement with Xillient, LLC ( “Xillient”), originally entered into in October 2011 (the “Xillient Agreement”). The Xillient Agreement contemplated Kaleidoscope’s purchase of Xillient’s right of entry agreements and assets relating to Xillient’s satellite television business for Multiple Dwelling Units (“MDUs”) in the San Francisco and Seattle Metro areas. The Xillient Agreement provided that Kaleidoscope would purchase rights of entry to a total of 5,452 residential units in exchange for $599,720.00, deliverable over a ten month period, none of which cash was delivered, and a warrant to purchase $227,100.00 of common stock of Kaleidoscope upon the completion of delivery of the acquisition.

There are no penalties associated with the termination of the Xillient Agreement. Kaleidoscope continues to focus on its interactive, touch-screen kiosk business.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 1, 2012, the Board of Directors of Kaleidoscope appointed Ronald Tate to the position of director and Chief Executive Officer of Kaleidoscope. Ron Tate has over twenty-five years experience in business, as a business owner, investor and executive. He has spent over twenty of those years in upper level management and marketing with a strong focus on athletic industries and retail. He has also built several businesses from the ground up and eventually sold for a profit. Mr. Tate founded Club Services, Inc., a vending company located in Kent, Washington in 1991. He was responsible for developing and training sales teams, managing annual sales and budgets with a value of approximately $20 Million. In 2003, Mr. Tate transitioned to the athletic and wellness industry when he started to develop and operate 12 gyms in Washington and California. During this time, he was responsible for business operations, client development, marketing, management and finances. He founded HCG Gold Wellness Center, Inc. (HCG Gold), in 2009, a wellness and weight loss program that focuses on healthy lifestyles and nutritional education. HCG Gold has an ecommerce unit as well as retail and clinic operations in gyms located in Auburn, Washington, San Luis Obispo, California and Santa Maria, California. Mr. Tate is in the process of expanding this franchise to twenty other gym facilities, as well as independent locations throughout the West Coast. Mr. Tate is also a member of Westlake Capital Partners, LLC, a company that develops, finances and identifies various businesses and commercial real estate projects, and West Coast Athletic Group, LLC, a company that acquires, operates and develops gyms and fitness centers throughout the country.

Additionally, on March 12, 2012, Kaleidoscope appointed Ryan Wear to the position of director of the Company. Ryan Wear has eighteen years experience in business acquisitions, financing and operations. Mr. Wear started his career in 1994 and has continued to develop and grow his businesses in the Puget Sound Region. In 1994, Mr. Wear started his first business as a high school student when he started purchasing and operating vending machines. While attending the University of Washington, he continued to grow the company, Summit Vending, Inc. (Summit Vending) from one machine to over 300 machines. Within eight years, he was recognized as one of the major vending operations in the State of Washington. Summit Vending’s operations served local colleges and businesses in the greater Seattle area including the University of Washington, Bellevue Community College, Edmonds Community College, Green River Community College, Everett Community College, City of Everett, City of Lynnwood, City of Redmond, and City of Seattle. Summit Vending employed over 60 people, provided services for over 600 customers through over 3,500 machines and was generating in excess of $9 Million per year in sales. Mr. Wear’s sales were developed through aggressive marketing, strong customer relationships and through the acquisition of other smaller competitors. In 2010, Mr. Wear sold the majority of his vending operations to a large national competitor to concentrate on the development of other businesses as well as commercial real estate acquisitions and financing. He has built relationships with many local banks, national banks, life insurance companies and other equity firms to raise capital and develop businesses. Mr. Wear is also a member of Westlake Capital Partners, LLC. Westlake Capital Partners, LLC, which was founded in 2012, focuses on the development of businesses and commercial real estate projects by identifying, financing and building various businesses throughout the country.

Concurrent with the appointments of Mr. Tate and Mr. Wear, Eric Luttio resigned from his position as Chief Executive Officer, which Mr. Luttio held with Kaleidoscope since June 2011; Denny Andrews resigned from his position as Vice President of Sales & Marketing, which Mr. Andrews held since September 2011, and: Allen Patterson resigned from his position as director, which Mr. Patterson held since July 2011.

The Board does not expect to name Ronald Tate of Ryan Wear to any committee of the Board at this time. To the extent that any information called for in Item 404(a) of Regulation S-K is required pursuant to this appointment, such information is currently unavailable and will be provided in an amendment to this Form 8-K within four days from when this information becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kaleidoscope Venture Capital, Inc.,

(Registrant)

Date: March 13, 2012 By: /s/ Ronald Tate_____

Name: Ronald Tate

Title: President, Chief Executive Officer